Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of January 27, 2020

among

BIOTELEMETRY, INC.,
as the Borrower

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TRUIST BANK,
as Administrative Agent, Swingline Lender and Issuing Bank

PNC BANK, NATIONAL ASSOCIATION
and
KEYBANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

SILICON VALLEY BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC.,
PNC CAPITAL MARKETS LLC
and
KEYBANC CAPITAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

Schedules

Schedule I	-	Commitment Amounts
Schedule 2.22	-	Existing Letters of Credit
Schedule 4.6	-	FD&C Permits
Schedule 4.15	-	Subsidiaries
Schedule 4.17-1	-	Locations of Real Property
Schedule 4.17-2	-	Locations of Chief Executive Office, Taxpayer Identification Number, Etc.
Schedule 4.17-3	-	Changes in Legal Name, State of Formation and Structure
Schedule 4.17-4	-	Deposit Accounts and Securities Accounts
Schedule 4.18	-	Material Agreements
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Conversion/Continuation
Exhibit 2.10	-	Form of Note
Exhibits 2.20 (1-4)	-	Forms of U.S. Tax Compliance Certificates
Exhibit 5.1	-	Form of Compliance Certificate
Exhibit 5.10	-	Form of Guarantor Joinder Agreement
Exhibit 11.4	-	Form of Assignment and Acceptance

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2020, by and among BIOTELEMETRY, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and TRUIST BANK (successor by merger to SunTrust Bank), in its capacities as Administrative Agent, Issuing Bank and Swingline Lender.
W I T N E S S E T H:

WHEREAS, the Borrower entered into that certain Credit Agreement dated as of July 12, 2017 (the “Existing Credit Agreement”) by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Truist Bank (successor by merger to SunTrust Bank), as administrative agent, issuing bank and swingline lender;
WHEREAS, the Borrower has requested that the Lenders provide to the Borrower (a) a $400,000,000 revolving credit facility, the proceeds of which shall be used (i) to refinance certain existing Indebtedness of the Borrower and its Subsidiaries, (ii) to pay related transaction fees and expenses and (iii) for ongoing working capital purposes as further described herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Business” shall mean the entity or assets acquired by the Borrower or any Subsidiary in an Acquisition after the date hereof.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all or a substantial portion of the assets of such Person or a division or business unit of such Person.

“ActiveCare Earnout” shall mean unsecured “earnout” payments made to or at the direction of 4G Biometrics, LLC, a Texas limited liability company and ActiveCare, Inc., a Delaware corporation, in an aggregate amount not to exceed $2,000,000.
“Additional Lender” shall have the meaning set forth in Section 2.23.

“Adjusted LIBOR” shall mean, with respect to each Interest Period for a Eurodollar Loan, (a) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or, if such service is not available, on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (b) a percentage equal to one hundred percent (100.0%) minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (a) above is not available at any such time for any reason, then the rate referred to in clause (a) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Interest Period. Notwithstanding anything to the contrary in the foregoing, if the Adjusted LIBOR is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Administrative Agent” shall mean Truist Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (a) vote more than ten percent (10.0%) of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders at any time outstanding. On the Effective Date, the aggregate amount of the Aggregate Revolving Commitments is $400,000,000.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on any date or the Letter of Credit Fee, as the case may be, a percentage per annum determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth in the table below; provided, that a change in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 1 as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Effective Date until the second Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2020 are required to be delivered shall be at Level 5 as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (c) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Consolidated Total Net Leverage Ratio	Eurodollar Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	≥ 3.00:1.00	1.75%	0.75%	0.30%
2	< 3.00:1.00 but ≥ 2.50:1.00	1.50%	0.50%	0.25%
3	< 2.50:1.00 but ≥ 2.00:1.00	1.375%	0.375%	0.225%
4	< 2.00:1.00 but ≥ 1.50:1.00	1.25%	0.25%	0.20%
5	< 1.50:1.00 but ≥ 1.00:1.00	1.125%	0.125%	0.175%
6	< 1.00:1.00	1.00%	0.00%	0.15%

The “Applicable Margin” for any Incremental Term Facility shall be the percentage per annum provided in the definitive documentation for such Incremental Term Facility.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale (at fair market value as reasonably determined by the applicable Loan Party or Subsidiary) or disposition of obsolete, surplus, damaged or worn out property or other property not necessary for operations of the Borrower and its Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of the Borrower or any Subsidiary; (f) the sale or disposition of Cash Equivalents for fair market value in the ordinary course of business; (g) the disposition of shares of Capital Stock of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law; (h) the termination or surrender of any real property lease of a Loan Party in the ordinary course of business so long as the loss of such leased location could not be reasonably expected to have an adverse and material effect on any business of any Loan Party (i) the abandonment or other disposition of IP Rights, whether now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investment, that is, in the reasonable business judgment of the Borrower, no longer economically practicable or commercially desirable to maintain or used or useful in the business of the Borrower and the Subsidiaries; (j) solely to the extent not otherwise permitted hereunder, sales, transfers and other dispositions permitted by Section 7.3; (k) to the extent constituting a sale, transfer, lease or other disposition of an asset, any Restricted Payment made pursuant to Section 7.5; and (l) sales, transfers or other dispositions of Investments to the extent permitted under Section 7.4 in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding agreements.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit 11.4 attached hereto or any other form approved by the Administrative Agent.
“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Availability Period” shall mean the period from the Effective Date to but excluding the Revolving Commitment Termination Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that (a) (i) at the time it provides any Bank Products to any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has provided any Bank Products to any Loan Party that exist on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Bank Product. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
“Bank Products” shall mean any of the following services provided to any Loan Party or any Subsidiary by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) the One Month LIBOR Index Rate plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Notwithstanding anything to the contrary in the foregoing, if the Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“BT ApS” shall mean Biotelemetry Technology ApS, a Danish limited liability company, a wholly-owned Subsidiary of Braemar Manufacturing, LLC.

“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).
“Cash Equivalents” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;
(c)    certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of thirty-five percent (35.0%) or more of the outstanding shares of the voting stock of the Borrower, or (c) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors.

“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
“Closing Date” shall mean July 12, 2017.
“CMS” shall mean the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance Program) and other federal health-related programs.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
“Collateral Documents” shall mean a collective reference to the Security Agreement, the Swiss Pledge Agreement, the CS Control Agreement, any Mortgage and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) non-cash charges, expenses or losses (including, without limitation, non-cash costs and/or expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement but excluding (A) any non-cash charge, loss or expense that is an accrual of a reserve for a cash expense or payment to be made, or anticipated to be made, in a future period and (B) any expenses or charges related to accounts receivable), (v) all out-of-pocket fees, costs and expenses payable or otherwise incurred in connection with this Agreement and the other transactions contemplated hereby or by any other Loan Document prior to the date that is three (3) months after the Effective Date, (vi) any extraordinary, unusual or non-recurring cash expenses or losses; provided, that the aggregate amount of amounts added back in reliance on this clause (b)(vi), clause (b)(ix) and clause (b)(xi) shall not exceed fifteen percent (15.0%) of Consolidated EBITDA in any four consecutive Fiscal Quarter period, (vii) the amount of pro forma “run rate” cost savings and synergies projected by the Borrower in good faith and certified in writing to the Administrative Agent to be realized as a result of any Acquisition or Asset Sale otherwise permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such Acquisition or Asset Sale during such period, or from any operational change taken or committed to be taken during such period (in each case calculated on a Pro Forma Basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that such actions have been taken or have been committed to be taken, and the benefits resulting therefrom are anticipated by the Borrower in good faith to be realized within twelve (12) months after the completion of the related merger or other business combination, Acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated; provided, further, that the aggregate amount of amounts added back in reliance on this clause (b)(vii) shall not exceed fifteen percent (15.0%) of Consolidated EBITDA in any four consecutive Fiscal Quarter period, (viii) all out-of-pocket fees, costs and expenses payable or otherwise incurred in connection with any amendment, consent, or modification to this Agreement and the Loan Documents, (ix) restructuring and similar charges, severance, relocation costs, and startup costs and other business optimization expenses, cash stay bonuses paid to employees, retention, recruiting, relocation and signing bonuses and expenses, severance, stock option and other equity-based expenses, modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided that the aggregate amount of amounts added back in reliance on this clause (b)(ix), clause (b)(vi) and clause (b)(xi) shall not exceed fifteen percent (15.0%) of Consolidated EBITDA in any four consecutive Fiscal Quarter period, (x) reasonable and, to the extent requested by Administrative Agent, documented, transaction expenses incurred in connection with a (A) Permitted Acquisition and (B) Permitted Acquisition that has not been consummated; provided that the aggregate amount of amounts added back in reliance on this clause (b)(x)(B), shall not exceed $1,000,000 in any four consecutive Fiscal Quarter period, (xi) all reasonable out-of-pocket fees, costs and expenses payable or otherwise incurred in connection with any Indebtedness permitted to be incurred hereunder and any amendment, consent, or modification thereto; provided that the aggregate amount of amounts added back in reliance on this clause (b)(xi), clause (b)(vi) and clause (b)(ix) shall not exceed fifteen percent (15.0%) of Consolidated EBITDA in any four consecutive Fiscal Quarter period minus (c) to the extent included in determining Consolidated EBITDA for such period, without duplication, (i) non-cash income or gains (excluding any non-cash income or gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period and was not previously added back to Consolidated EBITDA in any prior period), (ii) any gains realized in connection with the undertaking or implementation of restructurings and other events and/or actions described in clause (b)(vii) and (iii) any cash payment made in such period in respect of any non-cash charge in a prior period that represented an accrual or reserve for such cash payment and was added to Consolidated EBITDA pursuant to the preceding clauses (b)(iv) or (b)(vii) in calculating Consolidated EBITDA for such prior period.
“Consolidated Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense in each case measured on a consolidated basis as of the last day of the period of four (4) Fiscal Quarters most recently ended.
“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets and (c) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary.
“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its Subsidiaries determined in accordance with GAAP, as of the last day of the Fiscal Quarter ended immediately prior to the date of such determination for which financial statements are required to have been delivered pursuant to Sections 5.1(a) or (b).
“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in clause (i) of the definition thereto.
“Consolidated Total Net Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date, less Unrestricted Cash of the Borrower and its Subsidiaries on a consolidated basis that is available as of such date in an amount not to exceed $50,000,000 at such date to (b) Consolidated EBITDA, measured as of the last day of the period of four (4) Fiscal Quarters most recently ended.
“Continuing Director” shall mean, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Credit Event” shall mean the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
“CS Control Agreement” shall mean that certain Securities Account Sole Control Agreement dated as of July 12, 2017 by and among Credit Suisse Securities (USA) LLC, Cardiac Monitoring Holding Company, LLC and the Administrative Agent.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(d).
“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (b) such Lender has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (c) such Lender has, for two (2) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender, or (e) such Lender has become the subject of a Bail-In Action. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Disqualified Institution” shall mean, on any date, (a) any competitor (as reasonably determined by the Borrower) identified in writing to the Administrative Agent on or prior to the Closing Date, (b) any other Person that is a competitor (as reasonably determined by the Borrower) of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date and (c) any Affiliate of a “Disqualified Institution” described in clauses (a) or (b) of this definition, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.
“DQ List” shall have the meaning set forth in Section 11.4(g).
“Earnout Obligations” shall mean (a) the ActiveCare Earnout, (b) the Geneva Earnout and (c) with respect to any other Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition agreements, consulting agreements (other than consulting agreements for which associated costs are included in Consolidated Net Income) and other indemnity obligations) pursuant to the documentation relating to such Acquisition (and including fixed deferred payments related to such Acquisitions). For purposes of determining the aggregate consideration paid for an Acquisition and for determining the amount of any Earnout Obligations to be included in the definition of Consolidated Total Debt, the amount of Earnout Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date hereof.
“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with real property required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the holders of the Obligations, in each case in form and substance satisfactory to the Administrative Agent.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous

Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBOR.
“Event of Default” shall have the meaning set forth in Article VIII.
“Excluded Accounts” shall mean (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies within the following two (2) months with respect to employees of any of the Loan Parties or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose, (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States and (d) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business.
“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned or leased real property which is located outside of the United States, unless requested by the Administrative Agent or the Required Lenders and which constitutes Material Real Property, (b) any owned or leased real property which is located in the United States that does not constitute Material Real Property, (c) unless requested by the Administrative

Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (c) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (e) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(a), (f) any property which, subject to the terms of Section 7.9, is subject to a Lien of the type described in Section 7.2(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (g) any United States “intent-to-use” trademark application, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that, and solely during the period if any in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark applications.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” shall mean any of the following Taxes imposed on with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exclusion Event” shall mean any event or events resulting in the exclusion of any Loan Party or any Subsidiary from participation in any Medical Reimbursement Program.
“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 2.22.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Authority.
“FDA Law and Regulation” shall mean the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § § 301 et. seq., as amended (the “FD&C Act”), and all applicable regulations promulgated by the FDA.
“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1.00%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Truist Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” shall mean that certain fee letter, dated as of December 20, 2019, executed by SunTrust Robinson Humphrey, Inc. and the other parties thereto and accepted by Borrower.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Geneva Earnout” shall mean unsecured “earnout” payments made to or at the direction of certain holders of Capital Stock of Geneva Healthcare, Inc., in an aggregate amount not less than $20,000,000, in each case, as calculated pursuant to the terms of that certain Agreement and Plan of Merger dated as of January 25, 2019 by and among Geneva Healthcare, Inc., the Borrower, Tyersall Merger Sub, Inc. and the securityholders’ representative identified therein.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Receivable” shall mean any Receivable that, consistent with the past accounting practices of the Loan Parties and their Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable or other government Receivable.
“Government Receivables Account” shall mean an account maintained by a Loan Party with the Administrative Agent (or any of its Affiliates) and used solely for receipt of Government Receivables.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 5.10 executed and delivered by a Subsidiary in accordance with the provisions of Section 5.10 or any other documents as the Administrative Agent shall deem appropriate for such purpose.
“Guarantors” shall mean, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 5.10 or otherwise, (c) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (d) the respective successors and permitted assigns of the foregoing.
“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations (which may include any Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Hostile Acquisition” shall mean the Acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such Acquisition) by resolutions of the Board of Directors of such Person (or by similar action if such Person is not a corporation) or if such approval has been withdrawn.

“Immaterial Foreign Subsidiary” shall mean, at any date of determination after the Closing Date, any Foreign Subsidiary of the Borrower (a) the total assets of which, in the aggregate with all other Immaterial Foreign Subsidiaries, determined as of the Fiscal Quarter most recently ended, were less than 3.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date of determination, and (b) the Consolidated EBITDA attributable to such Foreign Subsidiary for the period of four (4) consecutive Fiscal Quarters ending on such date does not exceed, in the aggregate with all other Immaterial Foreign Subsidiaries, 3.0% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided, that (i) Borrower shall not designate any additional Foreign Subsidiary as an Immaterial Foreign Subsidiary if such designation would result in a failure to comply with the provisions set forth in clause (a) or (b) immediately above and (ii) no Foreign Subsidiary that owns any other Foreign Subsidiary that fails to comply with clause (a) or (b) above shall be deemed to be an Immaterial Foreign Subsidiary; and provided, further, if the total assets and/or gross revenues of all Foreign Subsidiaries so designated by the Borrower as “Immaterial Foreign Subsidiaries” shall at any time exceed the limits set forth in either clause (a) or (b) immediately above, then the Borrower shall promptly re-designate one or more of such Foreign Subsidiaries as not constituting Immaterial Foreign Subsidiaries, in each case in a written notice to Administrative Agent, so that, as result of such re-designation, the total assets and gross revenues of all Foreign Subsidiaries still designated as “Immaterial Foreign Subsidiaries” do not exceed such limits.

“Incremental Commitment” shall mean any Incremental Revolving Commitment or Incremental Term Loan Commitment, as applicable.

“Incremental Facility” shall have the meaning set forth in Section 2.23.

“Incremental Loan” shall mean any Incremental Revolving Loan or Incremental Term Loan, as applicable.

“Incremental Revolving Facility” shall have the meaning set forth in Section 2.23.

“Incremental Revolving Loan” shall mean any Revolving Loan made pursuant to an Incremental Revolving Facility in accordance with the provisions of Section 2.23.

“Incremental Term Facility” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan” shall mean any Term Loan made pursuant to an Incremental Term Facility in accordance with the provisions of Section 2.23.

“Incremental Term Loan Commitment” shall mean, with respect to Persons identified as an “Incremental Term Loan Lender” in the applicable supplement or joinder in form and substance satisfactory to the Administrative Agent, together with their respective successors and assigns, the commitment of such Person to make the Incremental Term Loan hereunder pursuant to such supplement or joinder; provided that, at any time after the funding of the Incremental Term Loan, determination of “Required Lenders” shall include the outstanding principal amount of the Incremental Term Loan.

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than one hundred sixty (160) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), including, without limitation, any Earnout Obligations, (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) Off-Balance Sheet Liabilities, (i) the Hedge Termination Value of all Hedging Obligations, (j) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (i) above and (k) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 11.3(b).
“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (in each case, subject to availability); provided, that:
(a)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(c)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(d)    each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
(e)    no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.
“Interim Financial Statements” shall mean the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ending September 30, 2019, including balance sheets and statements of income or operations, shareholders’ equity and cash flows
“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) purchase or other acquisition of any Capital Stock of another Person, (b) a loan, advance, other evidence of indebtedness or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other indebtedness or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Borrower or any of its Subsidiaries owns or possesses the legal right to use.

“IRS” shall mean the United States Internal Revenue Service.
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” shall mean Truist Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.
“Latest Maturity Date” shall mean, at any time of determination, the latest Revolving Commitment Termination Date or Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Facility at such time, in each case as extended in accordance with this Agreement from time to time.
“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $25,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc., PNC Capital Markets LLC and KeyBanc Capital Markets Inc., in their respective capacities as joint lead arrangers and joint bookrunners.
“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event  shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.
“Lender-Related Hedge Provider” shall mean any Person that, (a) (i) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedging Transaction with any Loan Party that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Hedge Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedging Transaction. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages hereto and each Additional Lender that joins this Agreement pursuant to Section 2.23 and their successors and assigns and shall include, where appropriate, the Swingline Lender.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower or any Subsidiary pursuant to the LC Commitment and the Existing Letters of Credit.
“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“LifeWatch Israel” shall mean LifeWatch Technologies Ltd., a corporation formed under the laws of Israel.
“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all Issuer Documents, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.
“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.
“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction”.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (c) the material rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean (a) all agreements, indentures or notes governing the terms of any Material Indebtedness, (b) all leases of real property disclosed in the Borrower’s public filings with the Securities and Exchange Commission, and (c) all other agreements, documents, contracts, indentures and instruments pursuant to which (i) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve (12) month period of $20,000,000 or more, (ii) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve (12) month period of $20,000,000 or more and (iii) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
“Material Domestic Subsidiary” shall mean at any time any direct or indirect Domestic Subsidiary of the Borrower having: (a) assets in an amount equal to at least five percent (5.0%) of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; provided that the aggregate total assets of all Domestic Subsidiaries that are not Guarantors hereunder shall not exceed ten percent (10.0%) of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income in an amount equal to at least five percent (5.0%) of the total revenues or net income of the Borrower and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the last day of the most recent Fiscal Quarter at such time; provided that the aggregate total revenues or net income of all Domestic Subsidiaries that are not Guarantors hereunder shall not exceed ten percent (10.0%) of the total revenues or net income of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time.
“Material Foreign Subsidiary” shall mean at any time any direct or indirect Foreign Subsidiary of the Borrower having: (a) assets in an amount equal to at least five percent (5.0%) of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; provided that the aggregate total assets of all Foreign Subsidiaries whose Capital Stock is not pledged to the Administrative Agent pursuant to Section 5.11 shall not exceed ten percent (10.0%) of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income in an amount equal to at least five percent (5.0%) of the total revenues or net income of the Borrower and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the last day of the most recent Fiscal Quarter at such time; provided that the aggregate total revenues or net income of all Foreign Subsidiaries whose Capital Stock is not pledged to the Administrative Agent pursuant to Section 5.11 shall not exceed ten percent (10.0%) of the total revenues or net income of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time.
“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Material Real Property” shall mean any real property located in the United States that is owned by a Loan Party and which has a fair market value (estimated in good faith by the Borrower) or purchase price equal to or in excess of $3,000,000 as of the time such property is acquired (or, if such property is owned by a Person on the date it becomes a Loan Party pursuant to Section 5.10, as of such date).
“Maturity Date” shall mean with respect to any Incremental Term Loan, the earlier of (a) the maturity date identified in the definitive documentation therefor or (b) the date on which the principal amount of all outstanding Incremental Term Loans has been declared or automatically has become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).
“Maximum Incremental Facilities Amount” shall mean, as of any date of determination, without duplication:
(a)    $125,000,000 (less the aggregate principal amount of all outstanding Incremental Facilities incurred pursuant to Section 2.23 utilizing this clause (a)), plus
(b)    an amount if, in the case of this clause (b), after giving effect to the incurrence of such amount, the Consolidated Total Net Leverage Ratio would not exceed 3.00 to 1.00 (it being understood that, solely to the extent that amounts incurred under clause (a) and this clause (b) are incurred simultaneously, in calculating the amount that may be incurred under this clause (b), the Consolidated Total Net Leverage Ratio may exceed 3.00 to 1.00 as a result of the incurrence of the amount permitted to be incurred at such time under clause (a)), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility against Consolidated Total Debt) and, in the case of any Incremental Revolving Facility, assuming a full drawing under such Incremental Revolving Facility.
(c)    Unless the Borrower specifies otherwise, any Incremental Facility shall be deemed to have been incurred in reliance on clause (b) above, prior to any amounts under clause (a).
“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.
“Medicaid Provider Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.
“Medicaid Receivable” shall mean any Receivable with respect to which the obligor is a state or, to the extent provided by Law, the United States acting through a state’s Medicaid agency that arises out of charges reimbursable to any Loan Party or any Subsidiary of a Loan Party under Medicaid.
“Medicaid Regulations” shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.
“Medical Reimbursement Programs” shall mean a collective reference to the Medicare, Medicaid and TRICARE programs, and any other health care programs operated by or financed in whole or in part by any foreign or domestic federal, state or local government, and all private insurance plans, managed care plans, health maintenance organizations, and all other non-government funded programs in which any Loan Party or any Subsidiary of a Loan Party participates, including without limitation, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors.
“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.
“Medicare Provider Agreement” shall mean an agreement entered into between CMS, or any other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.
“Medicare Receivable” shall mean any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to any Loan Party or any Subsidiary of a Loan Party under Medicare.
“Medicare Regulations” shall mean collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the United States Department of Health and Human Services or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as the same may be amended, supplemented or otherwise modified from time to time.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean any Material Real Property that is owned or leased by a Loan Party and is subject to a Mortgage.
“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests and/or leasehold interests of any Loan Party in any Material Real Property.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or with respect to which Borrower has any liability (including on account of an ERISA Affiliate).
“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Asset Sale or any issuance of Indebtedness or equity securities net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof (including any reasonable estimate of taxes to be paid within one (1) year of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that any such estimated taxes not actually due or payable by the end of such one‑year period shall constitute Net Cash Proceeds upon the earlier of the date that such taxes are determined by the Borrower not to be actually payable and the end of such one‑year period, (c) reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of such Asset Sale undertaken by Borrower or any Subsidiary in connection with such Asset Sale; provided that to the extent that any such amount ceases to be so reserved (other than any reduction in such reserve to make a payment in respect of such liability or indemnification obligations), the amount thereof shall be deemed to be Net Cash Proceeds of such Asset Sale at such time and (d) in the case of any Asset Sale, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to any Lien of the Administrative Agent) on the related property.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Consenting Lender” shall have the meaning set forth in Section 2.25.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Note” shall have the meaning set forth in Section 2.10(b).
“Notice of Borrowing” shall mean each Notice of Revolving Borrowing, each Notice of Swingline Borrowing and the written notice of Borrowing with respect to any Incremental Term Loan.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).
“Notice of Revolving Borrowing” shall mean a written notice (or telephonic notice promptly confirmed in writing) of a Borrowing of Revolving Loans substantially in the form of Exhibit 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Lead Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party or any Subsidiary to any Lender-Related Hedge Provider and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“OIG” shall mean the Office of the Inspector General of the United States Department of Health and Human Services and any successor thereof.
“One Month LIBOR Index Rate” shall mean a rate per annum equal to the one-month LIBOR which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, two (2) Business Days prior to each interest rate determination date. Notwithstanding anything to the contrary in the foregoing, if the One Month LIBOR Index Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).
“Outstanding Letters of Credit” shall mean each of (a) that certain letter of credit issued by Bank of America, N.A. for the benefit of Boston Properties Limited Partnership in the outstanding principal amount of $111,027.39, (b) that certain letter of credit issued by Bank of America for the benefit of Montgomery Lands, Inc. in the outstanding principal amount of $119,000.00 and (c) that certain letter of credit issued by Bank of America, N.A. for the benefit of Cenlar FSB in the outstanding principal amount of $81,136.25.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 11.4(d).
“Participant Register” shall have the meaning set forth in Section 11.4(e).
“Patient” shall mean, on any date, any natural person for whom any items or services have been provided or performed prior to such date by any Loan Party or any Subsidiary of a Loan Party, including, without limitation, health care items or services.
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisition” shall mean any Acquisition that either has been approved in writing by the Required Lenders or with respect to which all of the following conditions shall have been satisfied:
(a)     the Acquisition shall not be a Hostile Acquisition;
(b)     (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect to such Acquisition, (ii) the representations and warranties made by each of the Loan Parties in each Loan Document shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as if made on the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and except that for purposes of this clause (ii), the representations and warranties contained in Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1, (iii) after giving effect to such Acquisition on a Pro Forma Basis, the Borrower shall be in compliance with the Consolidated Total Net Leverage Ratio set forth in Section 6.1 for the period of four (4) Fiscal Quarters most recently ended prior to the date of determination for which financial statements were delivered under Section 5.1(a) or (b) and (iv) with respect to any such Acquisition with aggregate cash consideration of at least

$40,000,000, at least three (3) Business Days prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent a duly completed Pro Forma Compliance Certificate;
(c)     upon request, the Borrower shall have promptly furnished to the Administrative Agent such financial and other information as to such Acquisition or the Acquired Business as the Administrative Agent may reasonably request;
(d)     the Acquired Business is in the same or similar line of business as the Borrower and its Subsidiaries or any reasonable extension thereof; and
(e)    if a new Subsidiary is formed or acquired as a result of or in connection with such Acquisition, the Borrower shall have caused such Subsidiary to join as a Guarantor as provided for in Sections 5.10 and 5.11 in connection therewith.
“Permitted Encumbrances” shall mean:
(a)    Liens imposed by Law for taxes not yet overdue or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(b)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment and attachment liens not giving rise to a Default or an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(f)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and
(g)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(h)    provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Refinancing” shall mean any extension, renewal, replacement, modification or refinancing of any Indebtedness so long as: (a) the terms and conditions thereof are not materially less favorable to the obligor thereof or to the Lenders than the Indebtedness being refinanced, modified, renewed or extended; (b) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced, modified, renewed or extended; (c) the principal amount thereof does not exceed the principal amount of the Indebtedness being renewed, modified, extended or refinanced except to the extent otherwise permitted by Section 7.1 plus the amount of any premiums or penalties required under the terms of the Indebtedness being refinanced, and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing of Indebtedness; (d) no obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced is included, unless such additional obligor is also a Guarantor; (e) such extended, renewed or refinanced Indebtedness remains subordinated if the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations; and (f) such Indebtedness is not incurred, created or assumed, if any Default or Event of Default has occurred and continues to exist or would result therefrom.
“Permitted Subordinated Indebtedness” shall mean Indebtedness of Borrower or any of its Subsidiaries which (a) has no maturity date or scheduled amortization prior to the date that is six (6) months after the Latest Maturity Date, (b) has no amortization or optional or mandatory repayment, repurchase, redemption or similar provisions that may be effected at any time when the Obligations or any extension, refinancing, replacement or repurchase thereof, in whole or in part, is outstanding, (c) has no guarantees or other credit support from any Person other than a Loan Party, (d) has no financial maintenance covenants, (e) has no covenants, events of default or similar provisions that are more restrictive in any material respect than those contained in the Loan Documents and (f) is subordinated in right of payment to the Obligations on terms reasonably acceptable to Administrative Agent; provided that if such Indebtedness is secured (i) the Liens securing such Indebtedness shall be junior to the Liens securing the Obligations, (ii) the security agreements governing such Indebtedness shall provide for junior Liens on terms reasonably acceptable to Administrative Agent and (iii) the providers of such Indebtedness (or an agent for such providers) shall have entered into an intercreditor agreement reasonably acceptable to Administrative Agent.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization” shall have the meaning set forth in Section 11.4(g).
“Platform” shall have the meaning set forth in Section 5.1.
“Products” shall mean all products and services developed, manufactured, marketed, distributed, sold, licensed or otherwise commercialized by any Loan Party or any of its Subsidiaries, including all products and services in development; “Product” shall mean any such product or service.
“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any Asset Sale, Permitted Acquisition, Restricted Payment, incurrence of an Incremental Facility pursuant to Section 2.23 or incurrence of Indebtedness, or any other transaction subject to calculation on a “Pro Forma Basis” as indicated herein, that such transaction shall be deemed to have occurred as of the first day of the period of four (4) Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b). For purposes of any such calculation in respect of any Permitted Acquisition, (a) income statement and cash flow statement items attributable to the Person or property subject to such Permitted Acquisition shall be included in Consolidated EBITDA to the extent such items are included in such income statement and cash flow statement items of the Borrower and its Subsidiaries in accordance with the definition of “Consolidated EBITDA” set forth in Section 1.1; (b) any Indebtedness incurred or assumed by any Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (c) Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period.
“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing (a) reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four (4) Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis and (b) if delivered in connection with any Permitted Acquisition, certifications that clauses (a) through (d) of the definition of “Permitted Acquisition” have been satisfied (or will be satisfied in the time permitted under this Agreement).
“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Acquisition” means a Permitted Acquisition with aggregate cash consideration of at least $75,000,000, or any series of related Permitted Acquisitions in any twelve (12) month period with aggregate cash consideration for all such Permitted Acquisitions of at least $75,000,000; provided that for any such Permitted Acquisition or series of related Permitted Acquisitions, a Responsible Officer of the Borrower shall have delivered to the Administrative Agent, prior to (i) the consummation of such Permitted Acquisition (or the last in such series of related Permitted Acquisitions, as applicable) or (ii) the date of required delivery of a Compliance Certificate for the Fiscal Quarter or Fiscal Year, as applicable, ended immediately following the consummation of such Permitted Acquisition (or the last in such series of related Permitted Acquisitions, as applicable), a certificate (any such certificate, a “Qualified Acquisition Notice”) (x) certifying that such Permitted Acquisition or series of Permitted Acquisitions qualifies as a Qualified Acquisition and

(y) notifying the Administrative Agent that the Borrower has elected to treat such Permitted Acquisition or series of related Acquisitions as a Qualified Acquisition.
“Qualified Acquisition Notice” has the meaning specified in the definition of “Qualified Acquisition”.
“Qualified Acquisition Pro Forma Determination” means, to the extent required in connection with determining the permissibility of any Permitted Acquisition or series of related Permitted Acquisitions that the Loan Parties elect to treat as a Qualified Acquisition, the determination of whether the Loan Parties are in compliance with Section 6.1 on a Pro Forma Basis.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property Security Documents” shall mean, with respect to any fee or leasehold interest of a Loan Party any Material Real Property:
(a)    a fully executed and notarized Mortgage encumbering the fee or leasehold interest of such Loan Party in such real property;
(b)    if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16, 17, 18 and 19 on Table A thereof completed;
(c)    ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;
(d)    evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower) or certificates of insurance of the Borrower and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as the Administrative Agent may request and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;
(e)    if requested by the Administrative Agent, a duly executed Environmental Indemnity with respect thereto;
(f)    if requested by the Administrative Agent, (i) environmental questionnaires or (ii) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned real property, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post-closing), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the real property of any Loan Party as the Administrative Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental questionnaires or reports;
(g)    if requested by the Administrative Agent, evidence satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);
(h)    in the case of a leasehold interest of such Loan Party in such real property, (i) landlord consents from the landlords on such real property as may be required by the Administrative Agent, which landlord consents shall be in the form and substance satisfactory to the Administrative Agent and (ii) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Liens permitted by Section 7.2) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law); and
(i)    an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Receivables” shall mean all Patient accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or Medical Reimbursement Program, to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).
“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank as applicable.
“Register” shall have the meaning set forth in Section 11.4(c).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Lenders” shall mean, at any time, Lenders holding more than fifty percent (50.0%) of the aggregate outstanding Revolving Commitments and the Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than fifty percent (50.0%) of the Revolving Credit Exposure and the Term Loans; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.
“Required Revolving Lenders” shall mean, at any time, Lenders holding more than fifty percent (50.0%) of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than fifty percent (50.0%) of the aggregate Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.
“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.
“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP or (b) are subject to any Lien in favor of any Person other than Administrative Agent for the benefit of the holders of the Obligations (but excluding amounts serving as cash collateral for Letters of Credit) other than bankers’ liens and rights of setoff.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (a) January 27, 2025, (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” shall mean the rate specified in clause (a) of the definition of Adjusted LIBOR.
“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Security Agreement” shall mean the amended and restated security and pledge agreement dated as of the Effective Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets, at a fair valuation, of such Person exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.8.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (a) of which securities or other ownership interests representing more than fifty percent (50.0%) of the equity or more than fifty percent (50.0%) of the ordinary voting power, or in the case of a partnership, more than fifty percent (50.0%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Sweep Agreement” shall have the meaning set forth in Section 5.11(e).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $40,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean Truist Bank in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Swiss Pledge Agreement” shall mean (a) the Swiss law pledge agreement dated as of July 12, 2017 executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by Cardiac Monitoring Holding Company, LLC with respect to sixty-five percent (65.0%) of the Capital Stock of the LifeWatch GmbH together with (b) the Swiss law control agreement relating to the Custody Account between the Administrative Agent, Cardiac Monitoring Holding Company, LLC and Credit Suisse Securities (USA) LLC.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.
“Term Loan Commitments” shall mean any Incremental Term Loan Commitments.
“Term Loans” shall mean any Incremental Term Loan.
“Trade Date” shall have the meaning set forth in Section 11.4(g).
“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Truist” shall mean Truist Bank and its successors.
“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR or the Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“United States” or “U.S.” shall mean the United States of America.
“Unrestricted Cash” shall mean, at any time, cash and Cash Equivalents maintained in deposit accounts in the United States that are not Restricted at such time.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.3    Accounting Terms and Determination.
(a)    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to any Asset Sale or Acquisition occurring during such period.
Section 1.4    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
Section 1.5    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.7    Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (a) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (b) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22, (c) the Swingline Lender may make Swingline Loans in accordance with Section 2.4, and (d) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time.
Section 2.2    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in Dollars, ratably in proportion to its Pro Rata Share of the Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3    Procedure for Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of a Notice of Borrowing (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing; provided, that notwithstanding the foregoing, the Notice of Borrowing with respect to the Borrowing on the Effective Date may be delivered prior to 11:00 a.m. one (1) Business Day prior to the Effective Date in the case of a Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (a) the aggregate principal amount of such Borrowing, (b) the date of such Borrowing (which shall be a Business Day), (c) the Type of such Loan comprising such Borrowing, (d) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period) and (e) the Class of the Loan comprising such Borrowing. Each Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4    Swingline Commitment.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 2:00 p.m. on the requested date of such Swingline Loan.
(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.
(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)    Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
Section 2.5    [Reserved].
Section 2.6    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8    Optional Reduction and Termination of Commitments.
(a)    Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.
(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate

Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000 and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitments below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
(c)    With the written approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
Section 2.9    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)    Each Incremental Term Loan shall be repayable as provided in the documentation establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.
Section 2.10    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (a) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (b) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment, and (c) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
Section 2.12    Mandatory Prepayments.
(a)    If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, as reduced pursuant to Section 2.8 or otherwise, within one (1) Business Day, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
(b)    The Borrower shall make mandatory prepayments, if any, as required under the definitive documentation for an Incremental Term Loan, and such mandatory prepayments shall be applied to the Obligations as provided therein; provided that upon payment in full of the outstanding principal amount of the applicable Incremental Term Loans, any remaining Net Cash Proceeds or other amounts paid in connection with any such mandatory prepayment shall be applied as follows: first, to the principal balance of the Swingline Loans, until the same have been paid in full, to the Swingline Lender; second, to the principal balance of the Revolving Loans, until the same shall be paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and third, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses first through third above. For purposes of clarity, no mandatory prepayment with respect to the Revolving Commitments under this Section 2.12(b) shall be required unless and until the outstanding principal amount of all applicable Incremental Term Loans has been paid in full.
Section 2.13    Interest on Loans.
(a)    The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBOR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b)    The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c)    The Borrower shall pay interest on each Incremental Term Loan as provided in the definitive documentation establishing such Incremental Term Loan.
(d)    Notwithstanding Sections 2.13(a), (b) and (c), if an Event of Default has occurred and is continuing, at the option of the Required Lenders, or automatically in the case of an Event of Default under Sections 8.1(a), (b), (g), (h) or (i), the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to two percent (2.00%) above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to two percent (2.00%) above the otherwise applicable interest rate for Base Rate Loans.
(e)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the first day of each April, July, October and January and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three (3) months, on each day which occurs every three (3) months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(f)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14    Fees.
(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the Commitment Fee with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
(c)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate set forth in the Fee Letter on the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Default Interest has been imposed pursuant to Section 2.13(d), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by two percent (2.00%).
(d)    The Borrower shall pay on the Effective Date to the Administrative Agent and its Affiliates all fees in the Fee Letter that are due and payable on the Effective Date. The Borrower shall pay on the Effective Date to the Lenders all upfront fees previously agreed in writing.
(e)    Accrued fees under Sections 2.14(b) and (c) shall be payable quarterly in arrears on the first day of each April, July, October and January, commencing on the first such date to occur after the Effective Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 2.14(b) or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (ii) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this Section 2.14(f).
Section 2.15    Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16    Inability to Determine Interest Rates.
(a)    If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Adjusted LIBOR for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBOR does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (B) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.16(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.16(a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin);

provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.16(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Notice of Revolving Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing. For the avoidance of doubt, clause (c) of the definition of Base Rate shall be omitted for purposes of determining the Base Rate under this Section 2.16.
Section 2.17    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing and, with respect to Eurodollar Loans, for the same Interest Period, and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan, either (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.18    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in Sections 2.18(a) or (b) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in Section 2.18(c) and notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.19    Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure by the Borrower to borrow, prepay, convert or continue any

Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (y) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.20    Taxes.
(a)    For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such

Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).
(f)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 2.21    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes (except as provided in Section 2.20). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.21(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.21(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
Section 2.22    Letters of Credit.
(a)    During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one (1) year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000 (or such lesser amount as agreed by the Issuing Bank in its sole discretion); and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitments. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Effective Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issued Letter of Credit (including Existing Letters of Credit) shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation. All Existing Letters of

Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
(b)    To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice (which may be in the form of a duly completed Letter of Credit Application) at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any Issuer Documents as the Issuing Bank shall require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)    At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d)    The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(e)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to Section 2.22(a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)    To the extent that any Lender shall fail to pay any amount required to be paid pursuant to Sections 2.22(d) or 2.22(e) on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).
(g)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this Section 2.22(g), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to one hundred three percent (103.0%) of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 8.1(g), (h) or (i). Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this Section 2.22(g). Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Administrative Agent in consultation with the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)    Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)    Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
(vi)    The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages) or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each Letter of Credit Application submitted for the issuance of a Letter of Credit.
(k)    In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 2.23    Increase of Commitments; Additional Lenders.
The Borrower shall have the right from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Facility”) or establish one or more additional term loans (each such term loan, an “Incremental Term Facility”, and together with each Incremental Revolving Facility, an

“Incremental Facility”) by an amount not to exceed the Maximum Incremental Facilities Amount; provided that:
(a)    no Default or Event of Default shall have occurred and be continuing on the date on which such Incremental Facility is to become effective;
(b)    such Incremental Facility shall be in a minimum amount of $20,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree in its discretion);
(c)    such Incremental Revolving Facility or Incremental Term Facility shall be effective only upon receipt by the Administrative Agent of (i) additional Revolving Commitments (each such commitment, an “Incremental Revolving Commitment”) in a corresponding amount of such requested Incremental Revolving Facility or Incremental Term Loan Commitments, in each case, in a corresponding amount of such requested Incremental Term Facility from either existing Lenders and/or one or more other institutions that qualify as assignees under Section 11.4 and which are approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) (each such institution, an “Additional Lender”) and (ii) documentation from each existing Lender or Additional Lender providing an Incremental Revolving Commitment or Incremental Term Loan Commitment evidencing its agreement to provide an Incremental Revolving Commitment and/or Incremental Term Loan Commitment and its acceptance of the obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;
(d)    the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Loan Parties and opinions of counsel to the Loan Parties, if required to be provided by the Lenders providing such Incremental Facility) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;
(e)    the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating compliance with the financial covenants in Article VI hereof after giving effect to such Incremental Facility (without “netting” the cash proceeds of the applicable Incremental Facility against Consolidated Total Debt and assuming, for purposes of such demonstration, that all Incremental Revolving Commitments are fully drawn) on a Pro Forma Basis in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that in the case of any Incremental Facility incurred in reliance on clause (b) of the definition of Maximum Incremental Facilities Amount, such Pro Forma Compliance Certificate shall also demonstrate compliance with the Consolidated Total Net Leverage Ratio test in such clause (b) after giving effect to such Incremental Facility (without “netting” the cash proceeds of the applicable Incremental Facility against Consolidated Total Debt and assuming, for purposes of such demonstration, that all Incremental Revolving Commitments are fully drawn) on a Pro Forma Basis in form and substance reasonably satisfactory to the Administrative Agent);
(f)    if any Revolving Loans are outstanding at the time of the incurrence of any Incremental Revolving Facility, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 2.19) in an amount necessary such that after giving effect to such Incremental Revolving Facility, each Lender will hold its Pro Rata Share of outstanding Revolving Loans;

(g)    any Incremental Revolving Facility shall have terms identical to those for the Revolving Loans under this Agreement, except for fees payable to the Lenders providing commitments for such Incremental Revolving Facility;
(h)    amortization, mandatory prepayments, pricing and use of proceeds applicable to any Incremental Term Facility shall be as set forth in the definitive documentation therefor; provided that (i) any such Incremental Term Facility shall have a final maturity date that is coterminous with or later than the Revolving Commitment Termination Date and the Maturity Date of each then outstanding Term Loan and (ii) the weighted average life to maturity of such Incremental Term Facility shall not be less than the weighted average life to maturity of any other then-existing Incremental Term Facility;
(i)    all conditions precedent to the making of a Loan and/or the issuance of a Letter of Credit set forth in Section 3.2 shall have been satisfied at the time of incurrence of any Incremental Facility (even if there is no Borrowing thereunder on such date);
(j)    no Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents or to provide any portion of any Incremental Term Facility, and any decision by a Lender to increase its Revolving Commitment or provide any portion of any Incremental Term Facility shall be made in its sole discretion independently from any other Lender; and
(k)    no Lead Arranger nor any Lender shall have any responsibility for arranging any such Incremental Facility without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith.

Section 2.24    Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.25    Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans pursuant to Sections 2.16 or 2.17, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all Lenders or all the Lenders directly affected thereby (as applicable) or (e) if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law and (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.26    Reallocation and Cash Collateralization of Defaulting Lender Commitment.
(a)    If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
(i)    the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that (A) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii)    to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to Section 2.26(a)(i) for any reason the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b)    If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1    Conditions To Effectiveness. This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in form and substance satisfactory to the Administrative Agent and each Lender (provided that no Borrowing shall be made and no Letters of Credit issued hereunder prior to the satisfaction of the conditions precedent set forth in Section 3.2):
(a)    Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.
(b)    Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:
(i)    a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and
(ii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party.

(c)    Opinions of Counsel. Receipt by the Administrative Agent of favorable written opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in form and substance satisfactory to the Administrative Agent.
(d)    Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, certifying that after giving effect to the funding of any Revolving Loans on the Effective Date, the conditions specified in Sections 3.2(a) and 3.2(b) are satisfied as of the Effective Date.
(e)    Solvency. Receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of any Revolving Loans on the Effective Date and the consummation of the other transactions contemplated herein on the Effective Date.
(f)    Personal Property Collateral. Receipt by the Administrative Agent of the following:
(i)    searches of UCC filings in the jurisdiction of formation of each Loan Party;
(ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iii)    substantially concurrently with the Effective Date, all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement or any other pledge agreement, together with duly executed in blank, undated stock powers attached thereto;
(iv)    searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and
(v)    duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).
(g)    Insurance. Receipt by the Administrative Agent of certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and endorsements naming the Administrative Agent as additional insured on liability policies and lender’s loss payee on property and casualty policies.
(h)    Required Consents and Approvals. The Loan Parties shall have received all consents (including any necessary governmental consents), approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any applicable Law, the Organization Documents of any Loan Party or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loan Documents or any other transaction being financed with the proceeds thereof shall be ongoing.
(i)    Financial Statements. Receipt by the Administrative Agent of (i) the consolidated audited financial statements of the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018, including balance sheets, income statements and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (ii) pro forma consolidated financial statements of the Borrower and its Subsidiaries for the 4 fiscal quarter period ending September 30, 2019 giving effect to the transactions contemplated hereby and (iii) a base-case financial covenant model prepared by the Borrower.
(j)    Fees and Expenses. Receipt by the Administrative Agent of all fees, expenses and other amounts due and payable on or prior to the Effective Date, including without limitation reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and the Lead Arrangers (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Lead Arrangers.
(k)    Patriot Act; Anti-Money Laundering Laws. At least five (5) days prior to the date of this Agreement, receipt by the Administrative Agent of all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering laws including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.
(l)    Sources and Uses. Receipt by the Administrative Agent of a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.
Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.
Section 3.2    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;
(c)    the Borrower shall have delivered the required Notice of Borrowing; and
(d)    if any Revolving Lender is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that one hundred percent (100.0%) of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit, in each case, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 3.2(a) and (b).
Section 3.3    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1    Existence; Power. The Borrower and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is party, when executed and delivered by such Loan Party will constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party party thereto, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect and maintain the perfection of the Liens created by the Collateral Documents, (b) will not violate the Organization Documents of any Loan Party or any Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Material Agreement or indenture, agreement or other instrument constituting material Indebtedness binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
Section 4.4    Financial Statements. The Borrower has furnished to each Lender (a) the Audited Financial Statements and (b) the Interim Financial Statements. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the Interim Financial Statements. The financial statements delivered pursuant to Section 5.1(a) and (b) have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby. Since the date of the Audited Financial Statements, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
Section 4.5    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities or any Medical Reimbursement Program is pending against or, to the knowledge of any Responsible Officer of the Loan Parties, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner challenges the validity or enforceability of this Agreement or any other Loan Document.
(b)    Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 4.6    Compliance with Laws and Agreements.
(a)    The Borrower and each Subsidiary is in compliance with (i) all Laws (including Swiss takeover laws and regulations) and all judgments, decrees and orders of any Governmental Authority (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, FDA Law and Regulation, FDA’s good manufacturing practices (including, but not limited to, 21 C.F.R. Parts 210, 211 and 820), 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and (ii)

all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Loan Party or Subsidiary of any Loan Party or any individual employed by any Loan Party or any Subsidiary of any Loan Party would reasonably be expected to have criminal culpability or to be subject to an Exclusion Event for corporate or individual actions or failures to act where such culpability or Exclusion Event has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)     No officer or other member of management of any Loan Party or any Subsidiary of any Loan Party who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority (including the FDA) continues to be employed by any Loan Party or any Subsidiary of any Loan Party unless such officer or other member of management has been either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority promptly after discovery of such actual or potential culpability.
(d)    Current coding and billing policies, arrangements, protocols and instructions of each Loan Party and each Subsidiary of any Loan Party comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect.
(e)    Current contractual and other arrangements of each Loan Party and each Subsidiary of any Loan Party comply with all Laws (including state and federal anti-kickback, fraud and abuse, and self-referral laws, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and all regulations promulgated under such Laws, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect.
(f)    Since the date five (5) years before the Effective Date, the Borrower has been, and is, in compliance in all material respects with all Laws applicable to the types of information that the Borrower and its Subsidiaries collect from individuals (“Personal Information”) and the uses and discloses of such Personal Information by the Borrower and its Subsidiaries. The Borrower maintains in effect data privacy and security policies that comply in all material respects with Laws applicable to the conduct of its and its Subsidiaries’ business and the types of Personal Information that the Borrower and its Subsidiaries collect from individuals and the uses and discloses of such Personal Information. Neither the Borrower nor any Subsidiary have received written notice of any claim that the Borrower, any of its Subsidiaries or any of the respective contractors or employees, has breached any Laws applicable to the collection, use or disclosure of Personal Information.
(g)    Except for any notices or other correspondence which could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary has received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter”, other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, or any comparable correspondence from any federal, state or local authority with regard to any Product or the manufacture, processing, packaging or holding thereof, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any federal, state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof.

(h)    No Loan Party nor any Subsidiary has entered into any consent decree or order pursuant to any FDA Law and Regulation and no Loan Party nor any Subsidiary is a party to any judgment, decree or judicial or administrative order pursuant to any FDA Law and Regulation, except for any decrees, judgments, or orders that could not reasonably be expected to have a Material Adverse Effect.
(i)    No Loan Party or any Subsidiary or any officer, employee or agent of any Loan Party or of any Subsidiary has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). To the knowledge of the Loan Parties, as of the Effective Date, no officer, employee or agent of any Loan Party or any Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.
(j)    None of the Loan Parties have introduced into commercial distribution any Product which were upon their shipment by any Borrower or any of the other Loan Parties adulterated or misbranded in violation of 21 U.S.C. § 331 except for failures to be in compliance with the foregoing that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
(k)    Schedule 4.6 sets forth a list of all registrations, clearances, approvals, licenses or permits issued under the FD&C Act (“FD&C Permits”) and, as of the Effective Date, held exclusively by any Loan Party. Each such FD&C Permit is in full force and effect and, to the knowledge of the Loan Parties, as of the Effective Date, no suspension, revocation, cancellation or withdrawal of such FD&C Permit is threatened and there is no basis for believing that such FD&C Permit will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.
(l)    All Products manufactured, marketed or distributed by the Loan Parties have been cleared or approved by FDA or are exempt from such FDA clearance or approval in accordance with FDA Law and Regulation or a written FDA policy of enforcement discretion, including, without limitation, any Products manufactured by or for any third party.
(m)    The Loan Parties are and have been in compliance with FDA’s good manufacturing practices (including, but not limited to, 21 C.F.R. Parts 210, 211, and 820) to the extent applicable to the operations of each Loan Party and except for any non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No Borrower nor any of the other Loan Parties or, to the knowledge of the Loan Parties, any of their customers has, since the date three (3) years prior to the Effective Date, undertaken a recall or field correction or removal of any Product, except for any recalls, field corrections, or removals that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
Section 4.7    No Default.
(a)    Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

Section 4.8    Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
Section 4.9    Taxes. The Borrower and its Subsidiaries (other than any Immaterial Foreign Subsidiary) have timely filed or caused to be filed all federal and other material tax returns (including state income tax returns) required to be filed by them, and have paid all federal and other material taxes (including state income taxes), assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate.
Section 4.10    Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.11    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
Section 4.12    Ownership of Property; Intellectual Property; Insurance.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the Audited Financial Statements or the most recent audited consolidated balance sheet of the Borrower delivered pursuant to Section 5.1(a) or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens not permitted by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries, to the knowledge of the Borrower, does not infringe in any material respect on the rights of any other Person.

(c)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
Section 4.13    Disclosure.
(a)    Each Loan Party has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any presentation to the Lenders nor any of the reports (including without limitation all reports that any Loan Party is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed that (i) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (ii) no assurance is given by the Borrower that the results of such projections will be realized and (iii) the actual results may differ from the results of such projections and such differences may be material.
(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.14    Labor Relations. There are (a) no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the knowledge of a Responsible Officer of any Loan Party, threatened in writing against or affecting the Borrower or any of its Subsidiaries, (b) no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the knowledge of a Responsible Officer of any Loan Party, threatened against any of them before any Governmental Authority and (c) all material payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except (with respect to any matter specified in clauses (a) or (b) above, wither individually of in the aggregate) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.15    Subsidiaries. Schedule 4.15 sets forth (a) the name of, the ownership interest of each Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date and (b) the authorized Capital Stock of the Borrower and each of its Subsidiaries as of the Effective Date. All issued and outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens other than those in favor of the Administrative Agent, for the benefit of the holders of the Obligations. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. As of the Effective Date, all of the issued and outstanding Capital Stock of the Borrower and each of the Subsidiaries is owned by the Persons and in the amounts set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of the Borrower or any of its Subsidiaries.
Section 4.16    Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower is Solvent and the Loan Parties are Solvent on a consolidated basis.
Section 4.17    Business Locations; Taxpayer Identification Number; Deposit Accounts. Set forth on Schedule 4.17-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Effective Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 4.17-2 is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Effective Date. The exact legal name and state of organization of each Loan Party as of the Effective Date is as set forth on the signature pages hereto. Except as set forth on Schedule 4.17-3, no Loan Party has during the five (5) years preceding the Effective Date (a) changed its legal name, (b) changed its state of formation or (c) been party to a merger, consolidation or other change in structure. Set forth on Schedule 4.17-4 is a complete and accurate list as of the Effective Date of all Deposit Accounts (as defined in the UCC) and Securities Accounts (as defined in the UCC) of each Loan Party at any bank or other financial institution, in each case, identifying the type of account and whether such Deposit Account (as defined in the UCC) or Securities Account (as defined in the UCC) is an Excluded Account.
Section 4.18    Material Agreements. As of the Effective Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. The Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements in writing that in either case would reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
Section 4.19    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.
Section 4.20    Subordination of Subordinated Debt. The Revolving Loans, the Term Loans and all other Obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement and all other Loan Documents, and all amendments, modifications, extensions, renewals, refinancings or refundings of any of the foregoing, constitute “Senior Indebtedness”, “Senior Debt”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Permitted Subordinated Indebtedness of the Borrower and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 4.21    No EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
Section 4.22    Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the property described in and subject to the lien-granting provisions of the Collateral Documents, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Liens permitted under this Agreement.
Section 4.23    Reimbursement from Medical Reimbursement Programs. The Receivables of each Loan Party and each Subsidiary thereof have been adjusted to reflect the requirements of all Laws and reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated) of any applicable Medical Reimbursement Program, except where such failure would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Receivables of each Loan Party and any Subsidiary of any Loan Party relating to any Medical Reimbursement Program do not exceed amounts any Loan Party or any Subsidiary of any Loan Party is entitled to receive under any capitation arrangement, fee schedule, per diem rate, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case except to the extent it would not reasonably be expected to have a Material Adverse Effect.
Section 4.24    Licensing and Accreditation. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries has, to the extent applicable: (a) obtained and maintains, and each of their respective employees and contractors required to be licensed have obtained and maintains, in good standing all required licenses, permits, certificates, authorizations, registrations and approvals of each Governmental Authority necessary to the conduct of its business (collectively, the “Authorizations”); (b) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements; and (c) ensured that all such required Authorizations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited. There is no investigation, audit, claim review, appeal or other action pending, or to the knowledge of any Loan Party, threatened in writing, which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Medicare Provider Agreement or Medicaid Provider Agreement or Medicare or Medicaid provider number or result in an Exclusion Event with respect to any Loan Party or any Subsidiary.
ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to:
Section 5.1    Financial Statements and Other Information. Deliver to the Administrative Agent and each Lender:
(a)    as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit, except to the extent any qualification results solely from a current maturity of any Indebtedness) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(b)    as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as presenting fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b), a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) certifying that as of the date thereof, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the Audited Financial Statements, and if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate and (v) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Effective Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be;
(d)    as soon as available and in any event within sixty (60) days after the end of any Fiscal Year, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow of the Borrower and its Subsidiaries on a quarterly basis for such succeeding Fiscal Year;
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
If at any time the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, Borrower may satisfy its obligation (i) to deliver the financial statements referred to in Sections 5.1(a) and (b) by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower from time to time and (ii) to deliver the documents specified in Section 5.1(e) by posting such documents, or providing a link thereto on (A) the Borrower’s website on the Internet at the website address listed in Section 11.1 or (B) an Internet or intranet website on which such documents are posted on the Borrower’s behalf and to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
The Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, Debt Domain or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute information subject to the confidentiality provisions of Section 11.11, they shall be treated as set forth in Section 11.11); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (4) the Administrative Agent and any Affiliate thereof and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 5.2    Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt, and in any event within two (2) Business Days, after any Responsible Officer obtains knowledge thereof, written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;
(e)    the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;
(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(g)    receipt by any Loan Party or any of their respective Subsidiaries of any material inquiry or material investigation by the FDA;
(h)    receipt by any Loan Party or any of their respective Subsidiaries of any correspondence by any Governmental Authority alleging material non-compliance with applicable laws or regulations;
(i)    promptly and in any event at least ten (10) days (or such shorter prior notice period as agreed by the Administrative Agent in its sole discretion) prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and
(j)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3    Existence; Conduct of Business.
(a)    Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that (i) nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 and (ii) this Section 5.3(a) shall not apply to Immaterial Foreign Subsidiaries; and
(b)    Engage in the business of the type conducted by the Borrower and its Subsidiaries (other than Immaterial Foreign Subsidiaries) on the date hereof and businesses reasonably related thereto (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment or other immaterial businesses).
Section 5.4    Compliance with Laws, Etc. (a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain their respective business operations and property owned or used in connection therewith in compliance with (i) all applicable Laws, regulations, rules, guidelines, ordinances, decrees, orders and other Laws, including (but only to the extent applicable) Titles XVIII and XIX of the Social Security Act, HIPAA, Medicare Regulations, Medicaid Regulations, all Environmental Laws, FDA Law and Regulations, FDA’s good manufacturing practices (including, but not limited to, 21 C.F.R. Parts 210, 211, and 820), ERISA and OSHA, and (ii) all Material Agreements and material licenses, accreditations, franchises, indentures, deeds of trust and mortgages, including (but only to the extent applicable), all Medical Reimbursement Programs, to which any of any Loan Party or any of its Subsidiaries are parties or by which any of them or any of their respective properties are bound, and (b) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents which are acting or benefitting in any capacity in connection with this Agreement with Anti-Corruption Laws and applicable Sanctions. Without limiting the foregoing, each Loan Party and each of its Subsidiaries shall ensure that except where such failure would not reasonably be expected to have a Material Adverse Effect, (A) their respective billing policies, arrangements, protocols and instructions will comply with any applicable reimbursement requirements under Medicaid Regulations and Medicaid Provider Agreements, Medicare Regulations and Medicare Provider Agreements and other Medical Reimbursement Programs, and will be administered by properly trained personnel (which training shall be in accordance with industry standards), (B) their contractual and other arrangements will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) and 42 U.S.C. Section 1395nn, and (C) it obtains and maintains all Authorizations of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Provider Agreements and Medicaid Provider Agreements). Each Loan Party and its Subsidiaries shall maintain in effect data privacy and security policies that comply in all material respects with Laws applicable to the conduct of its and its Subsidiaries’ business and the types of Personal Information that the Borrower and its Subsidiaries collect from individuals and the uses and discloses of such Personal Information by the Borrower and its Subsidiaries. The Borrower shall maintain for itself and its Subsidiaries and their respective employees and contractors a compliance program that is reasonably designed to provide effective internal controls that promote adherence to, prevent, and detect material violations of any applicable laws and regulations and that is consistent with the compliance program guidance published by the OIG, and applicable provisions of the United States Sentencing Guidelines.
Section 5.5    Payment of Obligations. Pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6    Books and Records. Keep proper books of record and account in which full, true and correct in all material respects entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP; provided that this Section 5.6 shall not apply to Immaterial Foreign Subsidiaries.
Section 5.7    Visitation, Inspection, Etc. Permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (at which an authorized representative of the Borrower shall be entitled to be present), all at such reasonable times during normal business hours and so long as no Event of Default has occurred and is continuing, no more frequently than once per Fiscal Year; provided, that unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the expense of any such inspections other than one (1) inspection per Fiscal Year by the Administrative Agent; provided, further, that (x) if a Default or an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. Notwithstanding anything to the contrary in this Section 5.7, neither the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product and (y) this Section 5.7 shall not apply to Immaterial Foreign Subsidiaries unless an Event of Default has occurred and is continuing.
Section 5.8    Maintenance of Properties; Insurance.
(a)    Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted except where failure to do so would not materially adversely affect the operations of the business of Borrower and its Subsidiaries (other than Immaterial Foreign Subsidiaries), taken as a whole;
(b)    Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business, and the properties and business of its Subsidiaries (other than Immaterial Foreign Subsidiaries), against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations;
(c)    At all times shall name Administrative Agent as additional insured on all liability policies and loss payee on all property or casualty polices of the Borrower and its Subsidiaries (other than Immaterial Foreign Subsidiaries) (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or loss payee, in form and substance reasonably satisfactory to the Administrative Agent); and
(d)    Cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower), in such amounts and with such deductibles as the Administrative Agent may request.
Section 5.9    Use of Proceeds.
(a)    Use the proceeds of all the Revolving Loans (i) on the Effective Date to (A) refinance certain existing Indebtedness of the Borrower and its Subsidiaries and (B) pay transaction fees and expenses and (ii) after the Effective Date to finance working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries.
(b)    Use the proceeds of each Incremental Term Loan to finance working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including for capital expenditures, Permitted Acquisitions, Investments permitted pursuant to Section 7.4, Restricted Payments permitted pursuant to Section 7.5 and other purposes not prohibited under this Agreement, in each case, as set forth in the definitive documentation therefor.
(c)    Use all Letters of Credit for general corporate purposes.
Section 5.10    Additional Subsidiaries. If any Subsidiary is acquired or formed after the Effective Date, promptly notify the Administrative Agent and the Lenders thereof and, within forty-five (45) days after any such Subsidiary is acquired or formed (or such longer period as agreed by the Administrative Agent in its sole discretion), if such Subsidiary is a Material Domestic Subsidiary, cause such Subsidiary to become a Guarantor. A Material Domestic Subsidiary shall become an additional Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors of such Material Domestic Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Sections 3.1(b) and (c), and (iii) such other documents as the Administrative Agent may reasonably request.
Section 5.11    Further Assurances.
(a)    Capital Stock. Cause (i) one hundred percent (100.0%) of the issued and outstanding Capital Stock of each Domestic Subsidiary and (ii) sixty-five percent (65.0%) (or such greater percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100.0%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that (u) no Foreign Subsidiary shall be required to pledge the Capital Stock of any direct Domestic Subsidiary thereof, (v) the Loan Parties shall not be required to pledge the Capital Stock of any of BioTelemetry Research, Japan G.K., BioTelemetry Belgium PLLC, Cardiocore Lab Limited (UK), BioTel Europe AB and BT ApS

until such time as any such Foreign Subsidiary is no longer an Immaterial Foreign Subsidiary, (w) at all times on or after July 12, 2017, the Capital Stock of LifeWatch GmbH owned by Cardiac Monitoring Holding Company, LLC shall be subject to (1) at all times prior to the re-materialization of the Capital Stock of LifeWatch GmbH, a pledge made pursuant to the terms of the Security Agreement and perfected via the CS Control Agreement or (2) at all times after the re-materialization of the Capital Stock of LifeWatch GmbH, a pledge made pursuant to the terms of the Swiss Pledge Agreement, (x) the pledge of the Capital Stock of any other Material Foreign Subsidiary shall be made pursuant to documentation under the laws of such Foreign Subsidiary’s jurisdiction of incorporation, formation or organization and (y) to the extent that the Capital Stock of any Foreign Subsidiary that is not a Material Foreign Subsidiary cannot be pledged under documentation governed by New York law, the pledge of the Capital Stock of such Foreign Subsidiary shall be made pursuant to documentation under the laws of such Foreign Subsidiary’s jurisdiction of incorporation, formation or organization.
(b)    Personal Property. Cause all personal property (other than Excluded Property) owned by each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(c)    Control Agreements. Cause each deposit account, disbursement account, investment account, cash management account, lockbox account or other account (other than Excluded Accounts) to be subject to a “with activation” or “springing” account control agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Borrower shall have up to ninety (90) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) to cause any such accounts existing as of the Effective Date to become subject to such an account control agreement); provided that no such account control agreement (other than any account into which Government Receivables are swept pursuant the terms of a Sweep Agreement) shall be required with respect to any account that has a balance (or which holds assets with a fair market value) less than $750,000, in any individual instance, or $1,500,000, when taken together with the account balances (or aggregate amount of the fair market value of assets) of all other accounts (other than Excluded Accounts) that are not subject to an account control agreement in form and substance reasonably acceptable to the Administrative Agent; provided further, that no such account control agreement shall be required for accounts in excess of the foregoing dollar limitations to the extent amounts in excess of such limitations are swept on not less than a weekly basis to an account subject to an account control agreement for the benefit of the Administrative Agent.
(d)    Real Property.    Within ninety (90) days (or such later date as the Administrative Agent may agree in its sole discretion) after (i) the Effective Date, with respect to Material Real Property owned as of the Effective Date and (ii) the date new Material Real Property is acquired by a Loan Party, whether fee-owned or leasehold interest, cause such real property (other than Excluded Property) owned by the applicable Loan Party to be subject at all times to a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, real property that is prior and superior in right to any other Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations as required by the Collateral

Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Administrative Agent such documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(e)    Sweep Agreements. Within forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), make a written request of all applicable Persons that all Government Receivables be deposited into one or more Government Receivables Accounts that are subject to agreements (each, a “Sweep Agreement”) between the applicable Borrower and the applicable depository bank that require, among other terms reasonably acceptable to the Administrative Agent, all deposits made into such account or accounts to be transferred (at least two (2) times per week or, upon the reasonable request of the Administrative Agent to the Borrowers, on a daily basis) into another deposit account of any Borrower that is subject to a “with activation” or “springing” account control agreement with terms reasonably satisfactory to the Administrative Agent; provided, that (x) if an obligor in respect of any Government Receivable fails to comply with the Borrowers’ instructions to make payments to Government Receivables Account, promptly transfer any such payment to an account subject to a deposit account control agreement with terms reasonably satisfactory to the Administrative Agent and (y) to the extent that the Loan Parties change the depository bank with respect to which all Government Receivables are swept after the Effective Date, the new depository bank shall be a Lender.
(f)    Insurance Endorsements. Deliver to the Administrative Agent endorsements naming the Administrative Agent as additional insured on liability policies and lender’s loss payee on property and casualty policies within forty-five (45) days (or such later date as the Administrative Agent may agree in its sole discretion) of the Effective Date.
Section 5.12    Compliance Programs. Maintain a compliance program which is reasonably designed to provide effective internal controls that promote adherence to and prevent and detect material violations of Laws, including the Medicaid Regulations, Medicare Regulations and HIPAA, and which includes reasonable monitoring on a regular basis to monitor compliance with the compliance program and with Laws.
ARTICLE VI
FINANCIAL COVENANTS
Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
Section 6.1    Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2020, to be greater than 3.50 to 1.00; provided, that, upon the occurrence of a Qualified Acquisition, for the four (4) Fiscal Quarters next ending, commencing with the Fiscal Quarter during which such Qualified Acquisition closes (each such period, a “Leverage Increase Period”), the required Consolidated Total Net Leverage Ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.00:1.00; provided, further, that (i) the maximum Consolidated Total Net Leverage Ratio permitted pursuant to this Section 6.1 shall revert to 3.50:1.00 following the end of each Leverage Increase Period, (ii) for at least one (1) full Fiscal Quarter ending immediately following the end of each Leverage Increase

Period, the Consolidated Total Net Leverage Ratio as of the end of each such Fiscal Quarter shall not be permitted to be greater than 3:50:1.00 prior to giving effect to another Leverage Increase Period and (iii) the Leverage Increase Period shall apply only for purposes of determining compliance with this Section 6.1, for purposes of any Qualified Acquisition Pro Forma Determination and for purposes of determining compliance on a Pro Forma Basis in connection with the incurrence of Indebtedness under Section 7.1.
Section 6.2    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2020, to be less than 2.50 to 1.00.
ARTICLE VII
NEGATIVE COVENANTS
Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
Section 7.1    Indebtedness and Preferred Equity.
(a)    Create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness created pursuant to the Loan Documents;
(ii)    Indebtedness of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 7.1 and any Permitted Refinancing thereof;
(iii)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements or any Permitted Refinancing thereof; provided, further, that the aggregate principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;
(iv)    Indebtedness (other than Indebtedness of the type specified in Section 7.1(a)(xxiii)) of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Loan Party shall be subject to Section 7.4;
(v)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;
(vi)    Hedging Obligations permitted by Section 7.11;
(vii)    Indebtedness of the Borrower or any Subsidiary secured by Liens permitted by Section 7.2(v); provided that the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding;

(viii)    Indebtedness incurred by one or more Subsidiaries of the Borrower that are not Guarantors; provided that the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding;
(ix)    Indebtedness of any Person acquired or assumed in connection with a Permitted Acquisition or Investment permitted pursuant to Section 7.4 or any assets acquired in connection therewith; provided that (A) such Indebtedness is not created in anticipation of such Permitted Acquisition or such Investment, (B) such Indebtedness is secured only by assets acquired in such Permitted Acquisition or such Investment and the only obligors in respect of such Indebtedness shall be those Persons who were obligors in respect thereof prior to such Permitted Acquisition or such Investment and (C) the aggregate principal amount of such Indebtedness incurred under this Section 7.1(a)(ix) does not exceed at any time $35,000,000;
(x)    Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person or to finance insurance premiums, in each case incurred in the ordinary course of business or consistent with past practice;
(xi)    Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) in each case provided in the ordinary course of business or consistent with past practice;
(xii)    Indebtedness consisting of reimbursement obligations to the issuers of the Outstanding Letters of Credit issued for the benefit of the Loan Parties; provided that such Outstanding Letter of Credit may be amended or extended from time to time so long as such Outstanding Letter of Credit does not exceed the maximum amount available to be drawn under such Outstanding Letter of Credit;
(xiii)    cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts maintained in in the ordinary course of business;
(xiv)    to the extent constituting Indebtedness, take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;
(xv)    to the extent constituting Indebtedness, obligations arising from agreements providing for indemnification, purchase price adjustments or similar obligations (other than earnout obligations), in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement;
(xvi)    Indebtedness consisting of earnout obligations (other than the ActiveCare Earnout and the Geneva Earnout) owed to the seller of any business or assets acquired in a Permitted Acquisition; provided that the aggregate amount of Indebtedness outstanding at any one time permitted under this Section 7.1(a)(xvi) shall not exceed $15,000,000 in excess of (A) the amount of Unrestricted Cash of the Borrower and its Subsidiaries on hand or (B) availability under the Revolving Commitments; provided, further, that in no event shall the aggregate amount of earnout obligations at any one time permitted under this Section 7.1(a)(xvi) exceed 50% of the outstanding Revolving Commitments;
(xvii)    to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;
(xviii)    performance Guarantees primarily guaranteeing performance of contractual obligations to a third party and not for the purpose of guaranteeing payment of Indebtedness;
(xix)    obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any of the Borrower or its Subsidiaries to the extent required in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than the United States;
(xx)    Indebtedness of TelCare Medical Supply, LLC incurred as the ActiveCare Earnout;
(xxi)    Indebtedness of the Borrower incurred as the Geneva Earnout;
(xxii)    other unsecured Indebtedness (including Permitted Subordinated Indebtedness) of the Borrower and its Subsidiaries in an aggregate outstanding amount not to exceed an amount such that, after giving effect to the incurrence thereof on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio is not greater than the then applicable maximum Consolidated Total Net Leverage Ratio under Section 6.1 (or, prior to the initial date upon which the Consolidated Total Net Leverage Ratio is required to be tested under Section 6.1, compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio of not greater than 3.50 to 1.00); provided that, at the time of incurrence thereof, no Event of Default or Default shall have occurred or be continuing or shall result therefrom;
(xxiii)    Indebtedness of the Domestic Subsidiaries of LifeWatch GmbH outstanding on the Closing Date and owing to LifeWatch Israel or LifeWatch GmbH in an aggregate principal amount not to exceed $71,600,000 at any time outstanding; provided, however, that any Indebtedness owed to any Subsidiary that is not a Loan Party pursuant to this Section 7.1(a)(xxiii) shall, within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), be subordinated in full to the payment of the Obligations on terms and conditions reasonably satisfactory to Administrative Agent; and
(xxiv)    other Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding.
(b)    Issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for

Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.
For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

For purposes of determining compliance with this Section 7.1, in the event that an item of Indebtedness (or any portion thereof, but excluding any Indebtedness incurred pursuant to Section 7.1(a)(i)) at any time meets the criteria of more than one of the categories described above in Section 7.1(a), the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, or preferred stock (in each case so long as such additional Indebtedness or preferred stock is in the same form and on the same terms as the Indebtedness to which such payment relates) shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.1.

Section 7.2    Negative Pledge. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
(a)    Liens securing the Obligations pursuant to the Loan Documents;
(b)    Permitted Encumbrances;
(c)    any Liens on any property or assets of the Borrower or its Subsidiaries existing on the Effective Date set forth on Schedule 7.2; provided, that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) any Liens of the type described in Section 7.2(y) set forth on Schedule 7.2 shall be deemed to be, and shall be, for informational purposes only, and such Liens shall not be permitted under this Agreement by having been set forth on Schedule 7.2;
(d)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations);

provided, that (i) such Lien secured Indebtedness permitted by Section 7.1(a)(iii); (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)    extensions, renewals, or replacements of any Lien referred to in clauses (a) through (d) of this Section 7.2; provided, that (i) the Indebtedness secured thereby constitutes a Permitted Refinancing and (ii) any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(f)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that became or becomes a Subsidiary after the Effective Date prior to the time such Person became or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Subsidiary as the case may be, (ii) such Lien shall not apply to any other property or asset of the Borrower or any Loan Party (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender), (iii) such Lien shall secure only those obligations and unused commitments (and to the extent such obligations and commitments constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith) and (iv) the Indebtedness secured by such Lien is incurred pursuant to and in accordance with the terms of Section 7.1(a)(ix);
(g)    Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds maintained with a financial institution (including netting arrangements or the right of set off) and which are within the general parameters customary in the banking industry and (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case incurred in the ordinary course of business, not for speculative purposes and not in connection with the incurrence of Indebtedness for borrowed money;
(h)    Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement, in each case not interfering in any material respect with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(i)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;
(j)    the filing of UCC financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;
(k)    Liens not otherwise permitted by this Section 7.2 to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time outstanding does not exceed $5,000,000;
(l)    Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;
(m)    Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 7.4 or (ii) consisting of an agreement to dispose of any property in a disposition permitted hereunder;
(n)    Liens on the cash collateral supporting the Outstanding Letters of Credit in an aggregate amount not to exceed one hundred three percent (103.0%) of the aggregate maximum amount available to be drawn of the Outstanding Letters of Credit on the Closing Date;
(o)    Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;
(p)    Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;
(q)    Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;
(r)    Liens of bailees in the ordinary course of business;
(s)    utility and similar deposits in the ordinary course of business;
(t)    Liens disclosed as exceptions to coverage in title policies and endorsements with respect to any real property, in each case approved by the Administrative Agent;
(u)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or the other Loan Parties or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Subsidiary in the ordinary course of business;
(v)    Liens on property or assets of the Borrower or its Subsidiaries that do not constitute Collateral; provided, that such Liens secure only Indebtedness permitted by Section 7.1(a)(vii);

(w)    non-exclusive licenses and sublicenses granted by Borrower or any of its Subsidiaries and leases and subleases by Borrower or any Subsidiary to third parties in the ordinary course of business not interfering with the business of the Borrower or any of its Subsidiaries;
(x)    Liens securing Indebtedness permitted by Section 7.1(a)(xxiv); provided that (x) such Liens do not encumber any property of the Loan Parties that constitutes Collateral and (y) such Liens with respect to Foreign Subsidiaries do not secure Indebtedness with an aggregate principal amount in excess of $5,000,000; and
(y)    Liens securing Indebtedness or other obligations owing to T-Mobile International AG and its affiliated telecommunications/wireless equipment and service companies; provided that such Liens do not secure Indebtedness and/or other obligations in an aggregate amount in excess of $200,000.
For purposes of determining compliance with this Section 7.2, except for Liens described in Section 7.2(y), (x) a Lien need not be incurred solely by reference to one category of Liens described above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens described above, the Borrower, in its sole discretion, may classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant. Notwithstanding anything to the contrary herein, Liens of the type described in Section 7.2(y) shall be permitted only pursuant to Section 7.2(y) and not any other provision of this Agreement (including without limitation Section 7.2(c), even if such Liens are described on Schedule 7.2).

Section 7.3    Fundamental Changes.
(a)    Merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or any line of business or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person pursuant to a Permitted Acquisition if the Borrower (or such Subsidiary of the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party and (iv) any Subsidiary (other than a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(b)    Engage in any business other than businesses of the type conducted (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment or other immaterial businesses) by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4    Investments, Loans, Etc. Make any Investment, except:
(a)    Investments existing on the Effective Date and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(b)    cash and Cash Equivalents;
(c)    Guarantees by Borrower or any Subsidiary constituting Indebtedness permitted by Section 7.1(a);
(d)    Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of (i) any Domestic Subsidiary that is not a Guarantor (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $15,000,000 at any time outstanding and (ii) any Foreign Subsidiary that is not a Guarantor (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $15,000,00 at any time outstanding;
(e)    loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, that the aggregate amount of all such loans and advances does not exceed $2,000,000 in the aggregate at any time outstanding;
(f)    Hedging Transactions permitted by Section 7.11;
(g)    Permitted Acquisitions;
(h)    to the extent constituting Investments, cash collateral securing the Outstanding Letters of Credit in an aggregate amount not to exceed one hundred three percent (103.0%) of the aggregate maximum amount available to be drawn of the Outstanding Letters of Credit on the Closing Date;
(i)    Investments in joint ventures not to exceed $20,000,000 at any one time outstanding;
(j)    Investments consisting of loans to Well Bridge Health Inc. in an aggregate amount not to exceed $2,500,000 at any one time;
(k)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(l)    Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with the Borrower or any Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Subsidiary or such consolidation, amalgamation or merger;
(m)    Investments resulting from pledges or deposits described in clauses (c) or (d) of the definition of the term “Permitted Encumbrance”;

(n)    receivables or other trade payables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or such Subsidiary deems reasonable under the circumstances;
(o)    Investments in deposit accounts and securities accounts solely for Cash Equivalents opened in the ordinary course of business;
(p)    Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;
(q)    Investments consisting of endorsements for collection or deposit in the ordinary course of business;
(r)    Guarantee obligations of the Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(s)    Guarantees by the Borrower or any Subsidiary of leases of real property (other than Capital Lease Obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(t)    [reserved];
(u)    to the extent constituting Investments, Indebtedness permitted pursuant to Section 7.1(a)(xxiii); and
(v)    other Investments which in the aggregate do not exceed $35,000,000 in any Fiscal Year.
For purposes of determining compliance with this Section 7.4, (x) an Investment need not be made solely by reference to one category of Investments described in Sections 7.4(a) through (u) above but may be made under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that an Investment (or any portion thereof) meets the criteria of one or more of such categories of Investments described in clauses (a) through (u) above, the Borrower, in its sole discretion, may classify or may subsequently reclassify at any time such Investment (or any portion thereof) in any manner that complies with this covenant and (z) any Investment that is written down, written off or forgiven by Borrower or any of its Subsidiaries shall continue to count against any cap set forth in the clause or clauses of this Section 7.4 pursuant to which such Investment is permitted.
Any Investment that exceeds the limits of any particular clause set forth above may be allocated amongst more than one of such clauses to permit the incurrence or holding of such Investment to the extent such excess is permitted as an Investment under such other clauses.
Section 7.5    Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, that the Borrower may declare or make, directly or indirectly:

(a)    dividends payable by the Borrower solely in shares of any class of its common stock;
(b)    Restricted Payments made by any Subsidiary to Persons that own Capital Stock in such Subsidiary, on a pro rata basis according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries;
(c)    redemptions or repurchases of Capital Stock in the Borrower from (i) employees and former employees and (ii) other holders of Capital Stock of the Borrower; provided that (x) the aggregate amount of all such redemptions or repurchases made pursuant to this Section 7.5(c) in any Fiscal Year shall not exceed $20,000,000 and (y) after giving effect to any such redemption or repurchase on a Pro Forma Basis, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Sections 6.1 and 6.2 (as detailed in a Pro Forma Compliance Certificate delivered to the Administrative Agent at least five (5) days (or such shorter period as may be agreed to by Administrative Agent) prior to any such redemption or repurchase);
(d)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed $30,000,000 in any Fiscal Year;
(e)    Restricted Payments consisting of announced dividends that satisfied the conditions of any other clause of this Section 7.5 at the time of announcement thereof;
(f)    for any calendar year or portion thereof that the Loan Parties are members of a consolidated, combined, unitary, affiliated or similar group of which the Borrower is the common parent (or are treated as a pass-through entities under the Code that are indirectly or directly owned by a member of such group), the Loan Parties may make Restricted Payments to the Borrower in order for the Borrower to pay the consolidated or combined federal, state or local income taxes attributable to the income of the applicable Loan Party and its Subsidiaries in an aggregate amount not to exceed the lesser of the income tax liabilities (x) that would have been payable by the applicable Loan Party for such period if such Loan Party and its Subsidiaries had been a stand-alone group separate from the Borrower, taking into account any net operating loss carryovers, tax credits and other tax attributes that would have been available had such Loan Party and its Subsidiaries been a stand-alone group for such period and (y) that are actually paid by the Borrower for such period, in each case reduced by any such income taxes paid or to be paid directly by the applicable Loan Party or its Subsidiaries; and
(g)    other Restricted Payments in addition to those provided above in this Section 7.5, so long as (i) no Default or Event of Default shall exist immediately before or immediately after giving effect to any such Restricted Payment and (ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 2.75 to 1.00.
Section 7.6    [Reserved].
Section 7.7    Sale of Assets. Make any Asset Sale, except the sale or other disposition of such assets in an aggregate amount not to exceed $40,000,000 in any Fiscal Year.

Section 7.8    Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates with a fair market value in excess of $500,000 for any transaction or series of related transactions, except (a) in the ordinary course of business at prices and on terms and conditions taken as a whole substantially at least as favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries or between the Subsidiaries, in each case to the extent permitted by Section 7.4, (c) any Restricted Payment permitted by Section 7.5, (d) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of the Borrower or any Subsidiary in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower, (e) compensation (including bonuses and equity or other consideration) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers or employees of the Borrower or the Subsidiaries in the ordinary course of business; and (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, employee stock options and employee stock ownership plans.
Section 7.9    Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement or any other Loan Document, (ii) any agreement evidencing Permitted Subordinated Indebtedness, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted by this Agreement so long as such restrictions and conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) shall not apply to customary provision in leases and other contracts restricting the assignment thereof, (vi) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business; (vii) any restrictions regarding licensing or sublicensing by the Borrower and its Subsidiaries of IP Rights in the ordinary course of business; (viii) any restrictions that arise in connection with cash escrow or other deposits permitted under Section 7.2 and Section 7.4; (ix) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) restrictions on any foreign Subsidiary by the terms of any Indebtedness of such foreign Subsidiary that is not a Loan Party permitted to be incurred under this Agreement if such limitations only apply to the assets or property of such Foreign Subsidiary that is not a Loan Party and (xi) restrictions that arise in connection with Indebtedness permitted to be incurred pursuant to Sections 7.1(a)(vii) and 7.1(a)(viii).
Section 7.10    Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
Section 7.11    Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.12    Legal Name, State of Formation and Form of Entity. Without providing the notice required by Section 5.2(i), change its name, state of formation or form of organization.
Section 7.13    Amendment to Material Documents. Amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Loan Party under (a) its Organization Documents, (b) any Material Agreements, except in any manner (x) that would not have a material and adverse effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries or (y) as permitted pursuant to or reasonably necessary to effect a Permitted Refinancing thereof or (c) any documentation governing Permitted Subordinated Indebtedness if the effect thereof is to (i) increase the interest rate thereon, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Loan Party or any Subsidiary thereof or confer additional material rights to the holder of such Permitted Subordinated Indebtedness in a manner adverse to any Loan Party or Subsidiary thereto or any holder of the Obligations, except for any waiver, amendment or modification that will not take effect until after all Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and all commitments therefor have been terminated.
Section 7.14    Prepayments of Permitted Subordinated Indebtedness. Prepay, redeem, purchase, defease, retire or extinguish or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, mandatory prepayments, mandatory offers to purchase, fees, expenses and indemnification obligations shall be permitted) any Permitted Subordinated Indebtedness of any Loan Party or any Subsidiary thereof, except the refinancing or replacement thereof with the Net Cash Proceeds of, or in exchange for, any Indebtedness constituting a Permitted Refinancing thereof.
Section 7.15    Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
Section 7.16    Government Regulation. (a) Be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.17    Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, the Borrower will not, and will not permit any of the Subsidiaries to (a) permit any Person (other than the Borrower or any wholly owned Subsidiary) to own any Capital Stock of any Subsidiary, except to qualify directors if required by applicable Law or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.
Section 7.18    Use of Proceeds.
(a)    Use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
(b)    Request any Borrowing or Letter of Credit, or use or allow its respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party.
Section 7.19    Designation as Senior Debt. Designate any Indebtedness (other than Indebtedness under the Loan Documents) of the Borrower or any of its Subsidiaries as “Senior Debt” or “Designated Senior Debt” (or in each case any similar term) under, and as defined in, the documentation governing any Permitted Subordinated Indebtedness.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1    Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a)    any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under Section 8.1(a) or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than a representation or warranty that is expressly qualified by a Material Adverse Effect or materiality, in which case such representation or warranty shall prove to be incorrect in all respects) when made or deemed made or submitted; or
(d)    any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 (and such default or compliance remains uncured for a period of five (5) Business Days) 5.2, 5.3(a) (solely with respect to the existence of the Borrower and each Guarantor in its respective jurisdiction of organization or incorporation), 5.7, 5.8 (other than clause (a)), 5.9 or Articles VI or VII; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 8.1(a), (b) and (d)) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or
(f)    (i) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that so long as the Administrative Agent has not exercised any remedies under this Article VIII, any Default or Event of Default under this Section 8.1(f) shall be immediately cured and no longer continuing (without any action on the part of the Administrative Agent, any Lender or otherwise) as and when any such failure (x) is remedied by the Borrower or applicable Subsidiary or (y) is waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness; or
(g)    the Borrower or any Subsidiary (other than an Immaterial Foreign Subsidiary) shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary

(other than an Immaterial Foreign Subsidiary) or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary (other than an Immaterial Foreign Subsidiary) or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)    the Borrower or any Subsidiary (other than an Immaterial Foreign Subsidiary) shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; or
(k)    any final, non-appealable judgment or order for the payment of money in excess of $10,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has been notified of the claim and has confirmed coverage), individually or in the aggregate, shall be rendered against the Borrower or any Subsidiary (other than an Immaterial Foreign Subsidiary), and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(l)    any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)    a Change in Control shall occur or exist; or
(n)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any of the Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) under, and as defined in, any documentation relating to any Permitted Subordinated Indebtedness or any other Indebtedness that is subordinated to the Obligations, or the subordination provisions set forth in any documentation relating to such Permitted Subordinated Indebtedness or other Indebtedness shall cease to be effective or cease to be legally valid, binding and enforceable against the holders thereof, or in any such case any Loan Party or Subsidiary thereof shall assert any of the foregoing; or
(o)    the loss, suspension or revocation of, or failure to renew, any Authorizations, FD&C Permits, Medicare or Medicaid provider numbers, or clearances now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; or
(p)    funds in any account subject to a Sweep Agreement cease to be swept in the manner required by such Sweep Agreement and such cessation continues for ten (10) Business Days (or such longer period as agreed by the Administrative Agent in its sole discretion); or
(q)    there occurs an Exclusion Event which has had or would reasonably be expected to have a Material Adverse Effect; or
(r)    the Borrower or any Subsidiary is debarred pursuant to the FD&C Act.
then, and in every such event (other than an event with respect to the Borrower described in Sections 8.1(g), (h) or (i)) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in Sections 8.1(g), (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2    Application of Funds.
After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in Sections 8.1(g), (h) or (i)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)    second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)    fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)    fifth, to (i) the aggregate outstanding principal amount of the Term Loans (allocated among the Lenders in respect of their Pro Rata Shares), the Revolving Loans and the LC Exposure, (ii) payment of breakage, termination or other amounts owing in respect of any Hedging Obligations between the Borrower or any of its Subsidiaries and any Lender-Related Hedge Provider, to the extent such Hedging Obligations are permitted hereunder, and (iii) payments of amounts due in respect of any Bank Product Obligations between the Borrower or any of its Subsidiaries and any Bank Product Provider, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, Hedging Obligations and Bank Product Obligations, until the same shall have been paid in full;
(f)    sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to one hundred three percent (103.0%) of the LC Exposure after giving effect to the foregoing clause fifth; and
(g)    seventh, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.
All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders holding Revolving Commitments as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.
Notwithstanding the foregoing, Hedging Obligations and Bank Product Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Hedge Provider or Bank Product Provider.  Each Lender-Related Hedge Provider and Bank Product Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1    Appointment of Administrative Agent.
(a)    Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and

any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
Section 9.2    Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may

consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 9.3    Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8    Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9    Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.
(c)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10    Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.
Section 9.11    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to one hundred three percent (103.0%) of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 11.2; and

(b)    to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
Section 9.12    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, documentation agents or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or Issuing Bank hereunder.
Section 9.13    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral or enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 9.14    Hedging Obligations and Bank Product Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.
ARTICLE X
THE GUARANTY
Section 10.1    The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or a Hedging

Transaction with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.
Section 10.2    Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.
Section 10.3    Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
Section 10.4    Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.
Section 10.5    Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
Section 10.6    Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.
Section 10.7    Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.
Section 10.8    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8 or otherwise under this Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices.
(a)    Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	BioTelemetry, Inc.
100 Cedar Hollow Road, Suite 10
Malvern, PA 19355
Attention: Heather C. Getz, Executive Vice President
Facsimile: (866) 924-2463
Email: heather.getz@biotelinc.com
Website: https://www.gobio.com/

To the Administrative Agent:	Truist Bank
Agency Services
303 Peachtree Street, N.E., 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 495-2170
Email: agency.services@suntrust.com

With copies (for

information purposes only) to:	Truist Bank
3333 Peachtree Road NE, 7th Floor
Atlanta, Georgia 30326
Attention: BioTelemetry Account Manager
Facsimile: (404) 926-5173

To the Issuing Bank:	Truist Bank
245 Peachtree Center Avenue, 17th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

To the Swingline Lender:	Truist Bank

Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 495-2170

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.
Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Article II by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(iii)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform.
(iv)    The Platform used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 11.1, including through the Platform.
Section 11.2    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:
(i)    no amendment or waiver shall:
(A)    increase the Commitment of any Lender without the written consent of such Lender;
(B)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided that (1) the waiver of (or amendment to the terms of) any (x) mandatory prepayment of the Loans (but, for purposes of clarity, not the manner of application of any mandatory prepayment), (y) Default or Event of Default or (z) payment of Default Interest shall not constitute a reduction of the payment of principal or interest and (2) any change to the definition of “Consolidated Total Net Leverage Ratio” or any other ratio used as a basis to calculate the amount of any principal or interest payment or in the component definitions thereof shall not constitute a reduction in any amount of interest or fee;
(C)    postpone the date fixed for any payment (excluding any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby; provided that no amendment, modification or waiver of, or consent to departure from, any condition precedent contained in Article III, Default, Event of Default, waiver of the obligation to pay Default Interest, mandatory prepayment or mandatory reduction of the Commitments shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment;
(D)    change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2, without the written consent of each Lender;
(E)    change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(F)    release the Borrower without the consent of each Lender, or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty, without the written consent of each Lender (except as expressly provided herein or in the applicable Loan Document); or

(G)    release all or substantially all of the Collateral (if any) securing any of the Obligations, without the written consent of each Lender;
(ii)    prior to the Revolving Commitments Termination Date, unless also signed by Required Revolving Lenders, no such amendment or waiver shall (i) waive any Default for purposes of Section 3.2, (ii) amend, change, waive, discharge or terminate Sections 3.2 or 8.1 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate this Section 11.2(b)(ii);
provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Section 11.3    Expenses; Indemnification.
(a)    The Loan Parties shall, on a joint and several basis, pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one (1) counsel for the Administrative Agent, the Lead Arrangers and their respective Affiliates and, to the extent reasonably necessary, special and one (1) local counsel in each jurisdiction for the Administrative Agent, the Lead Arrangers and their respective Affiliates (and in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent, the Lead Arranger or Affiliate subject to such conflict), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of one (1) counsel for the Administrative Agent and the Lead Arrangers and, to the extent reasonably necessary, special and one (1) local counsel in each jurisdiction for the Administrative Agent, the Lead Arrangers and their respective Affiliates (and in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent, the Lead Arranger or Affiliate subject to such conflict), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of one (1) counsel for the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders and, to the extent reasonably necessary, special and one (1) local counsel in each jurisdiction for the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders (and in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent, the Lead Arranger, the Issuing Bank, the Lender and Affiliate subject to such conflict)) incurred by the Administrative Agent, the Lead Arrangers, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Loan Parties shall, on a joint and several basis, indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of one (1) counsel for all Indemnitees and, to the extent reasonably necessary, special and one (1) local counsel in each jurisdiction for the Indemnitees (and in the event of any actual or potential conflict of interest, one (1) additional counsel for the Indemnitees subject to such conflict)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any of their respective Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of their respective Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (including any Related Party of such Indemnitee). This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that any Loan Party fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under Sections 11.3(a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable Law, no Loan Party or any Subsidiary of a Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
(e)    All amounts due under this Section 11.3 shall be payable within ten (10) days of receipt of a written demand therefor.
Section 11.4    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.4(b), (ii) by way of participation in accordance with the provisions of Section 11.4(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.4(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 11.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.4(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and
(C)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.4(g).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.4(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.4(d). If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Sections 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” and “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (vi) release any Guarantor or limit the liability of any such Guarantor under any Guaranty without the written consent of each Lender except to the extent such release is expressly provided under the terms of this Agreement or (vii) release all or substantially all collateral (if any) securing any of the Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.4(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.24 and 2.25 as if it were an assignee under Section 11.4(b) and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provision of Section 2.25 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender; provided such Participant agrees to be subject to Section 2.21 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Disqualified Institutions.
(i)    No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.4, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this Section 11.4(g)(i) shall not be void, but the other provisions of this Section 11.4(g) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of Section 11.4(g)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.4), all of its interest, rights and obligations under this Agreement and related Loan Documents to an assignee that meets the requirements of Section 11.4(b) that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.4(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of Section 11.4(g)(ii)(B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
Section 11.5    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of law principles thereof) of the State of New York.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in Section 11.5(b) and brought in any court referred to in Section 11.5(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.
Section 11.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT

OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
Section 11.7    Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank. Notwithstanding the provisions of this Section 11.7, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid Receivables are deposited, such Person shall waive the right of setoff set forth herein.
Section 11.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their Affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
Section 11.9    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
Section 11.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (a) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (b) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (c) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (d) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (e) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) to any rating agency, (h) to the CUSIP Service Bureau or any similar organization or (i) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 11.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the

Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.
Section 11.13    Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 11.14    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.
Section 11.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that: (a) (i) the services regarding this Agreement  provided by the Administrative Agent, the Lead Arrangers and/or the Lenders are arm’s-length commercial transactions between  Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (ii) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iii) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, the Lead Arrangers and any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent, the Lead Arrangers and the Lenders has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates.  To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent, the Lead Arrangers and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.16    Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal

Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 11.18    Subordination. Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the holders of the Obligations or resulting from such Subordinating Loan Party’s performance under this Agreement, to the indefeasible payment in full in cash of all Obligations. If the holders of the Obligations so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to intercompany Indebtedness; provided, that in the event that any Loan Party receives any payment of any intercompany Indebtedness at a time when such payment is prohibited by this Section 11.18, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
Section 11.19    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent, the Lead Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 11.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered

Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 11.21    Amendment and Restatement. Each undersigned Loan Party agrees that (a) this Agreement amends and restates and is substituted for (and is not executed in novation of) the Existing Credit Agreement, (b) that the security interest provided under the Collateral Documents referenced therein (the “Existing Collateral Documents”) shall continue uninterrupted and that the security interests granted under the Existing Collateral Documents continue in effect as security for all obligations and liabilities under the Existing Credit Agreement as amended and restated by this Agreement and (c) that the guaranty provided under the Guaranty referenced therein (the “Existing Guaranty”) shall continue uninterrupted and that the guaranty provided under the Existing Guaranty shall continue in effect as guaranty for all obligations and liabilities under the Existing Credit Agreement as amended and restated by this Agreement. Without limitation of the foregoing, each Loan Party acknowledges, confirms and agrees that it (i) has guaranteed the Obligations and (ii) created Liens in favor of the Lenders and other secured parties on the Collateral to secure its obligations hereunder and under the other Loan Documents to which it is a party. Each Loan Party acknowledges that it has reviewed the terms and provisions of this Agreement, and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Loan Party (x) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all such Obligations which are joint and several obligations of each grantor now or hereafter existing and (y) grants to the Administrative Agent for the benefit of the Lenders and the other parties secured pursuant to the Collateral Documents a continuing Lien on and security interest in and to such Loan Party’s right, title and interest in, to an under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether stated at maturity, by acceleration or otherwise). Each Loan Party further acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable in accordance with the terms thereof and shall not be impaired or limited by the execution or effectiveness of the amended and restatement of the Existing

Credit Agreement effective pursuant to this Agreement. In addition, from and after the Effective Date, all reference to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.
Section 11.22    Reallocation. The Administrative Agent, the Borrower and the Lenders hereby acknowledge and agree that the Revolving Commitment and Revolving Commitment Percentage of each Lender as set forth on Schedule I is the Revolving Commitment and Revolving Commitment Percentage of such Lender as of the Effective Date, with the reallocation of Revolving Loans outstanding under the Revolving Commitments of the Lenders under the Existing Credit Agreement as they existed immediately prior to the Effective Date having been made per instructions from the Administrative Agent, and neither any Assignment and Assumption nor any other action of any Person is required to give effect to such Revolving Commitments and Revolving Commitment Percentages as set forth on Schedule I.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:                BIOTELEMETRY, INC.,
a Delaware corporation

By:
Name:
Title:

GUARANTORS:            CARDIAC MONITORING HOLDING COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

CARDIONET, LLC,
a Delaware limited liability company

By:
Name:
Title:

BRAEMAR MANUFACTURING, LLC,
a Delaware limited liability company

By:
Name:
Title:

BIOTEL RESEARCH, LLC,
a Delaware limited liability company

By:
Name:
Title:

VIRTUALSCOPICS, LLC,
a Delaware limited liability company

By:
Name:
Title:

BIOTELEMETRY CARE MANAGEMENT, LLC,
a Delaware limited liability company

By:
Name:
Title:

TELCARE, LLC,
a Delaware limited liability company

By:
Name:
Title:

TELCARE MEDICAL SUPPLY, LLC,
a Delaware limited liability company

By:
Name:
Title:

LIFEWATCH CORP.,
a Delaware corporation

By:
Name:
Title:

LIFEWATCH SERVICES INC.,
a Delaware corporation

By:
Name:
Title:

GENEVA HEALTHCARE, LLC,
a Delaware limited liability company

By:
Name:
Title:

ADMINISTRATIVE AGENT:	TRUIST BANK,
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:
Name:
Title:

LENDERS:                ______________________________________

By:
Name:
Title: